Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Ellomay Capital Ltd.:

We consent to the incorporation by reference in the registration statements (Nos. 333-187533, 333-102288 and 333-92491) on Form S-8 and (Nos. 333- 199696 and 333-144171) on Form F-3 of Ellomay Capital Ltd. of our report dated April 30, 2015, with respect to the consolidated statements of financial position of Ellomay Capital Ltd. as of December 31, 2014 and 2013 and the related consolidated statements of profit or loss and other comprehensive income (loss), changes in equity and cash flows for each of the years in the three-year period ended December 31, 2014, which report appears in the December 31, 2014 annual report on Form 20-F of Ellomay Capital Ltd.

/s/ Somekh Chaikin
Somekh Chaikin

Certified Public Accountants (Isr).
Member firm of KPMG International

Tel-Aviv, Israel

April 30, 2015